Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-159825) pertaining to the Irwin Financial Corporation Employees’ Savings Plan of our report dated June 19, 2009, with respect to the financial statements and schedule of the Irwin Financial Corporation Employees’ Savings Plan included in the Annual Report (Form 11-K) of the Irwin Financial Corporation Employees’ Savings Plan for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 19, 2009